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EXHIBIT 11.1
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                           BELDEN & BLAKE CORPORATION

                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES
                      (in thousands, except per share data)

                                                                                           Three months
                                                                                          ended March 31
                                                                                   ------------------------------
                                                                                       1997             1996
                                                                                   -------------    -------------

Average shares outstanding......................................................         11,264           11,161

Net effect of conversion of stock options and warrants..........................             --               --

Total primary shares............................................................         11,264           11,161

Net effect of convertible securities............................................             --               --

Total fully diluted shares......................................................         11,264           11,161

Net income......................................................................     $    4,847       $    3,425

Less preferred stock dividends..................................................             45               45

Net income applicable to common shares primary..................................          4,802            3,380

Plus 7.5% preferred stock dividends.............................................             --               --

Net income applicable to common shares fully diluted............................          4,802            3,380

Earnings per common share primary...............................................            .43              .30

Earnings per common share fully diluted.........................................            .43              .30



         The effects of common stock options, warrants and convertible securities have not been included in the computation as their effect is either not dilutive or antidilutive.